Exhibit 10.26

Supplier Agreement

This Supplier Agreement (the “Agreement”) is by and between you (“Supplier” or “you”/“your”) and Viator, Inc., on its own behalf and on behalf of other companies in the Viator group including without limitation Viator Systems Pty Ltd (individually and collectively, “Viator” or “we”/“our”/“us”). All defined terms used herein shall have the meaning accorded to such terms in the Agreement.

Supplier accepts this Agreement and agrees to the attached Viator Terms and Conditions and the Attachments, all of which are incorporated in to this Agreement. If Supplier is entering into this Agreement on behalf of a company or other legal entity, Supplier represents that it has the authority to bind such entity to these terms and conditions, in which case the term “Supplier” shall refer to such entity. Please carefully read the following terms and conditions.

Viator has included short summaries at the start of certain Sections. These are no substitute for reading the Agreement in its entirety. The summaries are there for convenience only, and have no legal or contractual effect.

Agreement

Overview: Supplier agrees to provide certain tours, activities and other travel-related destination services (“Products”) that Viator may market and distribute through various owned, affiliated, related and third party online and offline marketing and travel distribution channels (“Distribution Channels”) for purchase (i.e., booking) by end customers (“Customers”), all as described further in this Agreement. Therefore, for good and valuable consideration, the receipt and sufficiency of which they each acknowledge, Viator and Supplier agree to be bound by the terms and conditions set forth below.

In addition to the “Viator Terms and Conditions” set forth below, the following provisions shall be part of this Agreement:

A. Currency: All amounts in this Agreement are expressed in the currency selected by Supplier from the list of available currencies presented to Supplier during the Viator online account registration process.

B. Term; Termination: This Agreement is effective as of the date on which Supplier accepted this Agreement (the “Effective Date”) and will remain in effect thereafter, until terminated in accordance with this Agreement (the “Term”). Either party may terminate this Agreement (a) upon 30 days’ written notice to the other of its intent to terminate this Agreement, (b) upon written notice to the other if such other party commits an irremediable breach of this Agreement or has repeatedly breached this Agreement, or commits a remediable breach and fails to correct such breach within 15 days following written notice specifying such breach, or (c) immediately upon an event of bankruptcy by Supplier or if Supplier ceases to do business in the ordinary course. Without prejudice to the rights of termination set out hereunder, Viator may elect to immediately take any one or more of the following steps either in lieu of, or as a precursor to, its termination of the Agreement (defined collectively as “Deactivation”): (i) deactivation of Supplier’s Viator account; (ii) removal of Supplier from the Distribution Channels; and/or (iii) removal of any or all of Supplier’s Product listings. References in this Agreement to rights and obligations of a party in connection with “termination” shall be deemed to include Deactivation, and post-termination obligations shall apply equally to Supplier for the duration of any such Deactivation.

Version 4.0	1	CONFIDENTIAL

Supplier will fulfill all Product purchases made prior to termination or expiration of this Agreement unless requested otherwise by Viator. Notwithstanding the foregoing, Viator reserves the right in its sole discretion to cancel pending Product bookings in circumstances where Viator believes that it is in the best interests of Customers. Upon any termination or expiration of this Agreement: (a) Supplier will immediately cease all access to and use of the Viator Technology (defined in Attachment 2) and other products, services, technology, content, and/or materials provided by Viator to Supplier under this Agreement; (b) Supplier shall cease to have any right to make Supplier’s Products available through Viator’s Distribution Channels; and (c) Viator may maintain access to information provided by Supplier or otherwise generated through Supplier’s use of the Distribution Channels.

C. Attachments. The following attachments to this Agreement (“Attachments”) are incorporated into and made part of this Agreement by this reference:

Attachment 1 – Payment Terms

Attachment 2 – Operational Procedures and Technology

Attachment 3 – Insurance

The parties may mutually agree to and enter into additional written attachments during the Term, and all such attachments shall be executed by a duly authorized representative of each party upon which such attachments will be deemed incorporated by reference into this Agreement and subject to all terms and conditions hereof.

D. Notices: Unless otherwise provided herein, all notices under this Agreement shall be in writing and shall be delivered to Viator, at 400 1st Ave, Needham, MA 02494, USA, ATTN: General Counsel and to Supplier at the address provided to Viator during the online account registration process. All such notices shall be deemed to have been given upon receipt. Notwithstanding the foregoing, Viator may provide notices to Supplier via email, which notices will be deemed to be given when sent.

Version 4.0	2	CONFIDENTIAL

VIATOR TERMS AND CONDITIONS

1.	RATES, FEES, PAYMENTS.

This Section 1 covers the net rates that you provide to us, and the way in which Products are priced through the Distribution Channels. It explains your responsibility for payment of taxes, and prohibits any payment fraud. We also set out our position on payment disputes such as chargebacks. Our full payment terms are set out in Attachment 1.

Supplier represents and warrants that the net rates (“Net Rates”) offered to Viator are the lowest Net Rates offered by Supplier to any third party marketing and promoting its Products. This is important to Viator because Viator offers Customers a ‘lowest price guarantee’. If Supplier offers Products or enters into an agreement to provide Products through or to a third party (including without limitation through any other distribution channel, such as coupons, deal-of-the-day or flash sale websites) for a lower price or rate or under a lower pricing or rate arrangement or formula (including without limitation for no fee) than the then-current Net Rates provided to Viator, then Supplier will promptly notify Viator and provide to Viator such lower price or rate or pricing or rate arrangement or formula retroactively as of the date first provided to such other third party. If Supplier fails to comply with this provision, Viator shall have the right, in its sole discretion, to either suspend Supplier or to terminate this Agreement on prior written notice to Supplier.

For each Product, Supplier will provide Viator the following rates: Net Rate and suggested retail rate. Net Rates will include all applicable per person fees and all applicable taxes and other charges. Supplier shall be solely responsible for the payment of any and all applicable taxes, including without limitation value added tax, sales and use tax, and any other taxes applicable to the sale of the Products (“Taxes”) as calculated based on the suggested retail rate. Viator has the right to set the actual retail rate of each Product displayed via the Distribution Channels. The Net Rates provided by Supplier will be valid until such time as (a) Supplier modifies such Net Rates through the Viator Technology, or (b) where Viator has agreed to permit Supplier to modify Net Rates in any manner other than through use of the Viator Technology, upon written notice to Viator, delivered in any manner previously approved by Viator. Viator will have up to two (2) weeks to implement any modification to Net Rates regardless of the manner that such modification is effected, and Viator shall pay the prior Net Rate for all Product bookings during this time period.

Viator will make any payments of Net Rates owed to Supplier under this Agreement pursuant to the payment terms set forth in Attachment 1. With respect to any amount to be paid by Viator under this Agreement, Viator may set-off against such amount any amount that Supplier is obligated to pay to Viator or for which Supplier is required to reimburse Viator under this Agreement.

Supplier shall not use the Distribution Channels to process a payment transaction or to transfer funds between Supplier and a Customer unless such activity results directly from that Customer’s purchase of a Product through the Distribution Channels. Furthermore, Supplier shall not engage in any form of payment fraud including but not limited to fraud by use of payment methods such as credit card, debit card, PayPal, Apple Pay, and Android Pay. If Viator has reason to believe that Supplier is in breach of this provision of the Agreement, Viator may terminate this Agreement and withhold any outstanding payments to Supplier. Viator also reserves the right to terminate this Agreement in the event that an excessive number of payments are the subject of a chargeback or other payment reversal for any reason and, in such circumstances, Viator may withhold all outstanding payments to Supplier. For the avoidance of doubt, liability in respect of Customer chargebacks lies with Supplier and not Viator. Viator may apply any or all withheld funds towards the costs incurred by Viator as a result of Supplier’s fraudulent activity and/or excessive chargebacks (as applicable) without prejudice to any other rights and remedies Viator may have against Supplier in connection with the same.

Version 4.0	3	CONFIDENTIAL

2.	PRODUCTS; AVAILABILITY.

Section 2 explains our requirements for all Products, and includes links to our Product Standards. We also explain the position if you want to change or cancel a Product after a booking has been made. Our Operational Procedures are set out in full in Attachment 2.

Supplier acknowledges and agrees that each Product and corresponding Product listing must comply with Viator’s Product Standards, which incorporate the Product Acceptance Standards and the Product Quality Standards, available at the following link: help.supplier.viator.com/articles/255, and Supplier shall at all times comply with such Product Acceptance Standards and Product Quality Standards. Viator may charge a non-refundable fee to Supplier for the submission of each new Product it wishes to offer through the Distribution Channels. If a Product does not meet the Product Standards either at time of submission or at any time thereafter, Viator reserves the right to reject such Product before it is listed, or remove such Product listing from the Distribution Channels, as applicable.

Supplier will follow the operational procedures set forth in Attachment 2, including without limitation those with respect to Product bookings, changes, and availability, and any updates or revisions to Attachment 2 as may be provided by Viator to Supplier from time to time. Viator will use reasonable efforts to give Supplier at least ten (10) business days’ prior written notice of any updates or revisions to Attachment 2.

Supplier will ensure that all Products that Viator markets and distributes through the Distribution Channels are available for booking by Customers, unless Viator receives proper notice in advance from Supplier in accordance with the procedures set forth in Attachment 2.

If a Product is booked by a Customer via the Distribution Channels, Supplier will follow the Customer redemption procedures set forth in Attachment 2.

If Supplier either (a) changes any element of a Product or (b) cancels a Product or no longer makes a Product available to a Customer (e.g., a sold-out date) in each case after a Customer has booked the Product but before such Customer has started to receive the Product, Supplier will offer such Customer an alternative Product of the same or higher quality as the Product originally booked and/or otherwise accommodate such Customer to the Customer’s reasonable satisfaction. If a Customer cannot be accommodated to the Customer’s reasonable satisfaction, Supplier agrees that Customer may cancel its booking and Viator may process a refund or refunds for that Customer. In this situation, Supplier will not be owed (and Viator is not obligated to pay) any amount(s) for that booked Product, and any amount(s) already paid for such booked Product may be adjusted on any subsequent payment owed by Viator. Viator reserves the right to charge Supplier reasonable fees related to the foregoing, including but not limited to merchant and customer service fees.

Version 4.0	4	CONFIDENTIAL

3.	CUSTOMER CANCELLATIONS.

In Section 3, we explain our processes when a Customer cancels a booking.

Supplier will not directly accept Customer cancellations for Products purchased via the Distribution Channels. All cancellations for purchased Products must be made by the Customer directly through Viator within the applicable cancellation time period, as set forth in Attachment 2. Viator has no obligation to provide refunds to Customers who do not contact Viator to cancel within the applicable cancellation time period. In the event of a Customer cancellation due to a Force Majeure Event (defined in Section 15 below), Viator shall not be required to pay the Net Rate for the Product so long as Viator has received sufficient evidence from the Customer that the Force Majeure Event has prevented Customer from using the Product.

4.	CUSTOMER CONTACT; CUSTOMER SERVICE.

Section 4 sets out our requirements relating to customer service, including what happens when a Customer makes a complaint about you or your Product.

If Supplier needs to contact a Customer in connection with providing Products purchased by such Customer, Supplier will follow the procedures set forth in this Agreement, including without limitation Attachment 2, and such other reasonable Viator processes and procedures as may be communicated by Viator to Supplier from time to time.

Supplier will ensure a smooth customer service process, including answering any Customer complaints (including, without limitation, refund requests) in writing (e.g., by email or an interface made available by Viator) within 72 hours after complaint submission. Viator reserves the right at any time to respond to Customer complaints, including by contacting Customers directly; provided, however, that prior to resolving the complaint and/or providing compensation to Customers (which Viator reserves the right to do in its sole discretion), Viator will first attempt to contact Supplier to discuss the complaint. If Viator provides compensation to a Customer in connection with a Customer complaint, Supplier will not be owed (and Viator is not obligated to pay) the Net Rate pertaining to the booking(s) at issue. Furthermore, any sums that (a) Viator may have already paid to Supplier in respect of such booking(s), and/or that (b) Viator may have made to a Customer by way of compensatory payment (up to the full amount paid by the Customer for such booking(s)) may (along with any other amounts expressly agreed to by the Supplier) be adjusted on any subsequent payment made to Supplier by Viator.

After a Customer has purchased a Product, Supplier will not, without permission given by such Customer directly, contact such Customer for purposes of marketing or selling tours, activities or other travel-related destination services and/or products to such Customer or for any other purpose other than to fulfil the Product purchased or to answer a Customer complaint.

5.	INSURANCE. Supplier will comply with the insurance requirements set forth on Attachment 3.

Version 4.0	5	CONFIDENTIAL

6.	DISTRIBUTION CHANNELS; RANKING.

In Section 6, we explain about the distribution of Products through the Distribution Channels, and about the factors that may influence the ranking and visibility of Products on our channels.

6.1 Distribution Channels. Viator will have sole discretion over the Distribution Channels utilized and the Product placement within such Distribution Channels. Viator will be responsible for any applicable travel agents’ commissions and other third-party intermediaries’ fees for sale of Products through the Distribution Channels.

6.2 Ranking. The main parameters determining the ranking of Products on Distribution Channels owned and operated by Viator (the “Viator Channels”) may include Product and listing quality; reviews; ratings; booking volume, and user preferences, but up-to-date information will be available on the Viator Channels. Viator’s Product Quality Standards explain the importance of compliance with such standards for the purposes of providing an excellent service to Customers, and enable Supplier to adapt its Product and operations in order to improve its Product quality level.

Viator may from time to time operate programs through which Viator may reward Supplier (e.g. for its adherence to the Product Quality Standards and/or for offering Viator a higher commission for Products sold through the Distribution Channels) in return for benefits which may include enhanced visibility and a better position in the ranking on the Viator Channels.

7.	SUPPLIER CONTENT AND MATERIALS.

In order to list Products through the Distribution Channels, we need you to provide us with content about the Products to be listed. Section 7 explains the rights that you grant to us to allow us to use that content, and sets out a number of assurances we need from you.

Supplier hereby grants and agrees to grant to Viator the nonexclusive, perpetual, irrevocable, transferable, sublicenseable (through one or more tiers), worldwide right (but not the obligation) in its sole discretion to reproduce, modify, reformat, create derivative works based upon, publicly display and perform, and otherwise use any and all text, images, videos, and other content and materials provided by Supplier (“Supplier Content”) (i) to advertise, market, promote, and distribute Products on or through the Distribution Channels, (ii) to advertise, market and promote destinations and activities on or through the Distribution Channels and to market and promote the Distribution Channels generally, provided, however, that Viator shall have no right to use the Supplier Content to market or promote competing products, and (iii) to otherwise perform Viator’s obligations and exercise Viator’s rights under this Agreement. Supplier represents, warrants and covenants that (a) Supplier owns, or has rights sufficient to grant the rights granted to Viator in this Agreement with respect to, all Supplier Content provided to Viator, (b) Supplier Content will be accurate and complete and will not be misleading or fraudulent, and (c) Supplier Content (and Viator’s exercise of its rights with respect to Supplier Content) does not and will not infringe, violate or misappropriate any third party’s proprietary or intellectual property rights, including without limitation any copyright rights or trademark rights or rights of privacy or publicity. Supplier hereby acknowledges and agrees that Viator shall own all right, title and interest in and to any derivative works of the Supplier Content created by or on behalf of Viator, whether prior to or after the Effective Date, and hereby assigns to Viator any and all right, title, or interest that Supplier may have to such derivative works. Notwithstanding the foregoing, Supplier will retain all, right, title and interest in and to existing intellectual property rights in Supplier Content provided to Viator. Except for the rights granted pursuant to this Agreement, the terms of this Agreement do not convey or grant any ownership or other rights of any kind to Viator in or to Supplier Content.

Version 4.0	6	CONFIDENTIAL

8.	AGENCY APPOINTMENT.

Viator works with multiple third party distribution channel partners through which your Products may be made available. Section 8 makes it clear that there is a basis on which those channel partners may promote/sell your Products. We also explain our role in accepting payment from Customers on your behalf when bookings are made.

In certain markets, Viator and/or its third-party sales channel partners (“Channel Partners”) must, in order to comply with applicable law and/or minimize Taxes, operate as Supplier’s agent with respect to the payment processing services applicable to the sale of Products via the Distribution Channels, and in other markets Viator and/or Channel Partners must be additionally authorized to operate more broadly as Supplier’s general sales agent, with respect to any or all of the other services authorized to be provided by Viator and/or Channel Partners applicable to the marketing and sale of Products under this Agreement. Supplier therefore appoints and authorizes Viator, in any markets deemed appropriate by Viator, to act and operate as Supplier’s agent and further authorizes Viator to appoint and authorize Channel Partners to act and operate as Supplier’s agent with respect to the marketing and sale of Products via the Distribution Channels, as follows:

Limited Payment Collection Agent. Supplier hereby appoints Viator as its limited payment collection agent solely for the purpose of accepting funds from Customers on behalf of Supplier. As such, Viator will be responsible for collecting funds from Customers for Products purchased by Customers via the Distribution Channels. Viator will be responsible for any applicable related merchant fees incurred by Viator in collecting funds from Customers. Supplier agrees that payment made by a Customer to Viator through the Distribution Channels shall be considered the same as a payment made directly to Supplier, and Supplier will provide the Products to Customers in the agreed-upon manner as if Supplier had received the Customers’ funds directly. Supplier acknowledges and agrees that Viator accepts payments from Customers as Supplier’s limited payment collection agent and that Viator’s obligation to pay Supplier is subject to and conditional upon successful receipt of the associated payments from Customers. As such, Viator shall not be liable to Supplier for amounts that have not been successfully received by Viator from Customers or for amounts that are received by Viator but are subsequently the subject of a chargeback or other payment reversal. In accepting appointment as the agent of Supplier, Viator assumes no liability for any acts or omissions of the Supplier.

General Sales Agent. In addition to the limited payment collection agent appointment above, in markets where Viator deems it appropriate, Supplier also irrevocably appoints and authorizes Viator to act as its general sales agent and authorizes Viator to appoint Channel Partners as Supplier’s general sales agent for the purpose of concluding binding contracts directly between Supplier and Customers for the sale, supply or provision of Products via the Distribution Channels. In connection with such appointment and authorization, Viator and Channel Partners may hold themselves out to Customers as Supplier’s agent for the sale, supply or provision of Products and may exercise any rights conveyed to Viator under this Agreement applicable to the marketing and sale of Products via the Distribution Channels, acting as Supplier’s agent. Supplier further approves the Terms of Sale Agreement between Supplier and Customers at the following link: https://supplier.viator.com/channelterms, as such may be updated by Viator from time to time, that will be used by Viator and Channel Partners as the contract governing the sale of Products to Customers via the Distribution Channels, when Viator or Channel Partners are acting as Supplier’s general sales agent in accordance with this Section.

Version 4.0	7	CONFIDENTIAL

9.	SUPPLIER CONDUCT; NO SUBCONTRACTORS.

In Section 9, we set out our requirements relating to your business operations and conduct, and we include a link to our code of conduct. These are essential conditions you must comply with in order to list your Products and receive bookings through the Distribution Channels. We also explain our position on subcontracting, and cover the consequences of your breach of this Agreement.

Supplier represents, warrants and covenants that: (a) Supplier has and maintains all registrations, licenses, permits, approvals, and authorizations applicable to Supplier’s business and provision of Supplier’s Products; (b) Supplier will ensure that Supplier’s activities, operations, products and services (and Supplier’s provision of the foregoing, including without limitation in connection with providing Products to Customers) are operated and provided in good faith and in accordance with standards consistent with best practices in the tours and activities industry and, if appropriate or recommended based on the nature of Supplier’s Products, Supplier will perform background checks of its personnel consistent with best industry practices; (c) Supplier’s personnel will be properly trained, have all necessary skills to deliver the Products, and will deliver the Products in a professional manner consistent with best industry practices; (d) Supplier will comply with all applicable international, federal, state and local laws and regulations (including fire, health and safety procedures and consumer protection and data privacy laws); and (e) Supplier will not do or omit to do any act (including by virtue of its provision of any Supplier Content or its offer and/or delivery of any Product) that, in Viator’s sole opinion, may be likely to cause Viator or the Distribution Channels to be disparaged, defamed, discredited or brought into disrepute. Viator may conduct and/or use a third-party provider to conduct checks to verify Supplier’s identity. Viator may also ask for proof to establish the existence of a Product, and/or proof of authority to advertise and provide such Product. If Viator suspects that Supplier has supplied false information, Supplier agrees that Viator is entitled to carry out and/or procure further identity checks and due diligence on Supplier, or to require Supplier to prove the existence of a Product. If requested to do so, Supplier agrees to promptly supply to Viator such proof of identity or of a Product’s existence as Viator requests. Third-party providers Viator uses to assist it in these checks may use the details Supplier provides in connection with particulars on any database (public or otherwise), to which they have access. They may also use Supplier’s details in the future to assist other companies, for verification purposes. In addition, Supplier represents, warrants and covenants that it will comply with Viator’s Supplier Code of Conduct set forth at Supplier Code of Conduct (available at the following link: https://cache-graphicslib.viator.com/graphicslib/mkg/supplier/Viator-preferred-code-ofpractice-2016.pdf), as such may be updated by Viator from time to time. Supplier may not subcontract or otherwise transfer any of its rights or obligations under this Agreement; provided, however that Supplier may subcontract delivery of the Products with the prior written consent of Viator (which consent may be provided by Viator by e-mail). In the event the Supplier uses a subcontractor, Supplier will nevertheless remain responsible for the satisfactory delivery of Products and shall be liable for such subcontractor’s compliance with the terms and conditions of this Agreement and any breach or failure of such subcontractor to comply herewith. If Viator believes that Supplier is in breach of this Agreement (including without limitation Supplier’s representations, warranties and covenants in this Agreement), Viator may, without limiting its other remedies, terminate this Agreement. If Viator terminates this Agreement pursuant to the foregoing, Viator may (again, without limiting Viator’s other remedies) require Supplier to (and Supplier will) fulfill all Product purchases made prior to termination, or assist Viator in procuring alternate suppliers to fulfill such Product purchases in pursuance of the preservation of Viator’s reputation and goodwill (in which case (i) Supplier will not be owed, and Viator is not obligated to pay, any fees for such Product, (ii) any amounts already paid for such Product will be promptly refunded by Supplier to Viator; and (iii) Supplier shall pay to Viator on demand a sum equivalent to the difference between the alternate supplier’s suggested retail rate and Supplier’s Net Rate (if the former is higher) in respect of such Product.

Version 4.0	8	CONFIDENTIAL

10.	PUBLICITY; TRADEMARKS.

Under Section 10, you grant us rights to use your logos and trademarks to promote your Products through the Distribution Channels. It also sets out whether the parties can publicly refer to each other and/or our business relationship.

Supplier grants to Viator the right to, and the right to authorize its Distribution Channels to, use and display Supplier’s and its Products’ names, logos, marks and trademarks and to display any third party names, logos, marks and trademarks used by Supplier with respect to the Products (collectively, all of the foregoing the “Marks”), in each case for the purposes of advertising the availability of the Products and marketing and promoting the Products through the Distribution Channels. Further, Viator may issue a press release, advertisement or public statement that references Supplier, the relationship of the parties, and the Supplier’s Products without Supplier’s prior written consent if such press release, advertisement or public statement includes Supplier in a list of other companies that have similar relationships with Viator. Supplier represents and warrants that it has all rights and licenses required to grant Viator the rights granted in this Section 10. Except as expressly permitted by the foregoing, neither party will issue a press release, advertisement or public statement concerning this Agreement, the contents of this Agreement or the relationship of the parties without the prior written consent of the other party.

11.	CONFIDENTIALITY; PRIVACY; DATA.

Section 11 covers each party’s responsibility to protect any confidential information of the other party that it receives. It also sets out obligations relating to data privacy, and explains the parties’ access to various types of data both during the term of this Agreement and after it ends.

11.1	Confidentiality. Any information disclosed by or on behalf of one party to the other party during the Term that is identified as being proprietary and/or confidential or that, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as proprietary and/or confidential, including, without limitation, all information pertaining to Net Rates, commissions and margins, the amount of Supplier Remittances, Distribution Channels, Viator Technology, and the terms of this Agreement, are “Confidential Information.” The party receiving Confidential Information of the disclosing party will maintain safeguards against its destruction, loss, alteration or disclosure, which safeguards shall be consistent with industry best practices and no less rigorous than the protections afforded by the receiving party to its own proprietary information and will not, during or after the Term, (a) use any such Confidential Information for any purpose other than to perform the receiving party’s obligations or exercise the receiving party’s rights under this Agreement and (b) disclose any such Confidential Information to any third party, other than disclosures made by Viator to its Distribution Channels pursuant to the activities contemplated in this Agreement. Notwithstanding the foregoing, the obligations of this Section do not apply to information which is: (i) generally available to the public, without any obligation of confidentiality, other than by a breach of this Agreement by the receiving party; (ii) rightfully received by the receiving party from a third party without any obligation of confidentiality; (iii) independently developed by the receiving party without reference to or reliance on the other party’s Confidential Information; or (iv) generally made available to third parties by the disclosing party without restriction on disclosure. Upon termination of this Agreement, or upon the disclosing party’s earlier request, the receiving party will return, or destroy and certify as such, all of the disclosing party’s Confidential Information in the receiving party’s possession or under the receiving party’s control and will cease all use of such Confidential Information.

Version 4.0	9	CONFIDENTIAL

11.2	Privacy. Supplier will adhere to all applicable laws and Viator’s current Privacy Policy (available at the following link: https://www.viator.com/privacy-policy, as such may be updated from time to time) with respect to Supplier’s use and disclosure of Customer Information provided to Supplier by Viator or otherwise collected, obtained or received by Supplier in exercising its rights or fulfilling its obligations under this Agreement. Supplier will use such Customer Information only for purposes of providing to the applicable Customer the Products booked by such Customer. For all Customer Information (including without limitation Customer Information provided to Supplier by Viator) in Supplier’s possession or under Supplier’s control, Supplier will (a) adopt and adhere to a Privacy Policy consistent with applicable laws, rules, regulations and guidelines and Viator’s Privacy Policy; (b) employ reasonable, industry standard physical, technical and administrative measures to protect the Customer Information, including without limitation storing the Customer Information in secured environments that are not accessible to the general public and having security measures in place at Supplier’s facilities to protect against the loss, misuse, corruption, unauthorized disclosure, or alteration of the information by Supplier’s employees or third parties; and (c) shall ensure that any collection, use and disclosure of Customer Information obtained by Supplier pursuant to the Agreement complies with all applicable laws, regulations and privacy policies. Supplier agrees not to send any unsolicited, commercial email or other online communication (e.g., “spam”) to Customers. Without prejudice to any of the foregoing, for the purposes of Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 (the “GDPR”), the parties acknowledge that they are each a separate and independent controller of any Customer Information it processes pursuant to this Agreement. For purposes of this Agreement, “Customer Information” means name, mailing address, telephone number, e-mail address, credit card information, IP address, order and order processing information and any other non-public, identifying information available to Supplier as a result of Supplier’s relationship with Viator and any purchase of Supplier’s Products by consumers through the Distribution Channels.

11.3	Data. During the Term, Supplier will have access (through its Viator account) to data provided by Supplier to Viator, and data otherwise generated through Supplier’s use of the Distribution Channels (“Data”). Data may include: (a) data required by Viator to create and maintain Supplier’s Viator account, and facilitate its use of the Distribution Channels (e.g. legal, financial and tax information); (b) data (including Customer Information) provided by Customers who make bookings of or inquiries about Supplier’s Products; (c) reviews, ratings and/or other content submitted by Customers or other end users in connection with Supplier for the duration of its publication on the Viator Channels; and (d) data in the form of information, analytics, statistics and/or intelligence, including aggregated and anonymized data that relates to third party suppliers of Products and the Customers who book such Products through the Distribution Channels. Supplier may use any such Data solely for internal business purposes during the Term.

Viator may use and retain any and all Data both during and after the Term. Viator may share Data as described in Section 11.3 (a) – (c) with third parties: (x) as necessary for Viator to perform this Agreement; (y) in order to improve the services Viator is able to offer; and (z) as necessary to comply with Viator’s legal and regulatory obligations. Supplier may opt out of third party data-sharing in accordance with its rights under data protection laws.

All of the foregoing provisions of Section 11.3 are subject to: (a) the terms of Viator’s Privacy Policy; (b) the data protection rights of Supplier and Customers (as applicable); and (c) each party’s obligations pursuant to applicable laws.

Version 4.0	10	CONFIDENTIAL

12.	MUTUAL REPRESENTATIONS AND WARRANTIES; DISCLAIMER OF WARRANTIES.

This Section 12 includes promises that we make to you and that you make to us about entering into and performing obligations under this Agreement. It also sets out our disclaimer, so you can be clear about what to expect.

Each party represents and warrants to the other party that (a) the representing and warranting party has the full power and authority to enter into this Agreement and to perform its obligations hereunder and (b) the execution, delivery and performance of this Agreement does not and will not contravene or constitute a default under, and is not and will not be inconsistent with, any judgment, decree or order, or any contract, agreement, or other undertaking, applicable to such party. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT TO THE EXTENT AS MAY BE SET FORTH IN THIS AGREEMENT OR A SEPARATE WRITTEN AGREEMENT BETWEEN THE PARTIES, VIATOR PROVIDES THE DISTRIBUTION CHANNELS AND ANY OTHER SERVICES, TECHNOLOGY AND MATERIALS UNDER THIS AGREEMENT “AS IS” AND VIATOR EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, ORAL OR WRITTEN, STATUTORY OR OTHERWISE, WITH RESPECT TO ANY OF THE FOREGOING OR OTHERWISE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ANY WARRANTY OF MERCHANTABILITY, NON- INFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY WARRANTY THAT MAY ARISE FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.

13.	LIMITATION OF LIABILITY.

This Section 13 sets out the limits of legal liability that we may have to you, and you may have to us.

TO THE MAXIMUM EXTENT PERMITTED BY LAW, IN NO EVENT WILL EITHER PARTY BE LIABLE UNDER ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT, STATUTE OR OTHERWISE) FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY OR INDIRECT DAMAGES OF ANY KIND, OR FOR ANY LOSS OF PROFITS, LOSS OF REVENUE, LOSS RESULTING FROM INTERRUPTION OF BUSINESS OR LOSS OF USE OR DATA, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER OF THIS AGREEMENT, HOWEVER CAUSED, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES. TO THE MAXIMUM EXTENT PERMITTED BY LAW, VIATOR’S LIABILITY TO SUPPLIER FOR DIRECT DAMAGES UNDER THIS AGREEMENT SHALL BE LIMITED TO THE AGGREGATE NET RATE PAID BY VIATOR TO SUPPLIER IN THE THREE MONTHS IMMEDIATELY PRECEDING THE DATE THE CAUSE OF ACTION AROSE.

THE FOREGOING LIMITATIONS SHALL NOT APPLY TO SUPPLIER’S BREACH OF SECTIONS 5 (Insurance), 7 (Supplier Content and Materials), 8 (Agency Appointment), 9 (Supplier Conduct; No Subcontractors), 11 (Confidentiality; Privacy) OR SUPPLIER’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 14 (Indemnification).

THE PARTIES ACKNOWLEDGE AND AGREE THAT THE FOREGOING PROVISIONS REPRESENT A REASONABLE ALLOCATION OF RISK AND THAT THE PARTIES WOULD NOT ENTER INTO THIS AGREEMENT ABSENT SUCH PROVISIONS.

Version 4.0	11	CONFIDENTIAL

14.	INDEMNIFICATION.

Section 14 explains that, if we or our associates suffer a loss in connection with your breach of this Agreement, your business operations, your Products, your content or your trademarks, you agree to cover the costs.

Supplier will indemnify and hold harmless, and at Viator’s request defend, Viator (including without limitation all companies in the Viator group and Viator’s affiliates and Channel Partners) and any of their respective directors, officers, employees, agents, suppliers, licensors, vendors, distributors and service providers (each a “Viator Indemnified Party”) from and against any and all claims, losses, liabilities, damages, fines, penalties, settlements, expenses, and costs (including attorneys’ fees and court costs) incurred or suffered by a Viator Indemnified Party in connection with any third party claim, suit, demand, action, or investigation brought against a Viator Indemnified Party directly or indirectly arising out of or relating to (a) Supplier’s activities, operations, products or services, including without limitation in connection with providing Products to Customers, (b) the Products, Supplier Content or the Marks, (c) Supplier’s breach (or a claim that, if true, would be a breach) of this Agreement, including without limitation any and all of Supplier’s representations and warranties in this Agreement and any breach of the confidentiality or privacy provisions in Section 11 or Supplier’s breach of its Privacy Policy required pursuant to Section 11, or (d) Taxes arising out of the sale of the Products via the Distribution Channels.

Viator will (i) provide prompt written notice to Supplier of any claim giving rise to the indemnification obligation, and (ii) if requesting defense by Supplier, provide reasonable cooperation and assistance with respect to the claim (at Supplier’s request and expense) and permit Supplier to assume sole control over the defense and settlement of the claim (provided, however, that Viator shall have the right to approve counsel selected by Supplier, such approval not to be unreasonably withheld or delayed) and, if Supplier fails to promptly assume the defense and settlement of the claim after Viator’s request, Viator may do so at Supplier’s sole cost and expense. Neither party will compromise or settle the claim without the other party’s prior written consent, which will not be unreasonably withheld or delayed.

15.	FORCE MAJEURE.

Section 15 sets out what happens if one of the parties is affected by an event beyond its control, such as a natural disaster.

If either party is prevented from performing any of its duties and obligations hereunder in a timely manner by reason of any act of God, strike, labor dispute, earthquake, fire, flood, public disaster, equipment, software or technical malfunctions or failures, power failures or interruptions, acts of terrorism, war, civil unrest, riots or any other reason beyond its reasonable control (each a “Force Majeure Event”), such party will be excused from performance of any such duty or obligation for the period during which such condition exists.

Version 4.0	12	CONFIDENTIAL

16.	CHANGES TO THE AGREEMENT.

In Section 16, we explain how changes to this Agreement may be made in the future.

Viator reserves the right to update or otherwise make changes to this Agreement (including to any Attachment or document referenced herein) from time to time on at least fifteen (15) days’ notice (“Notice Period”), which notice Viator will provide to Supplier by any reasonable means (including via email, via the Viator Technology, or other electronic or other interactions with Supplier). If Supplier objects to the revised version of this Agreement (or any Attachment or document), Supplier shall within the Notice Period terminate this Agreement by e-mail. If Supplier terminates this Agreement in such circumstances, this Agreement shall terminate upon expiry of the Notice Period. If Supplier does not terminate this Agreement before the date the revised Agreement takes effect, Supplier will be bound by the revised Agreement upon expiry of the Notice Period. Except as set forth in this Section, no amendment, modification or rescission to this Agreement or any Attachment or document will be effective unless it is made in writing and signed by both parties.

17.	COMPLAINTS; DISPUTES; JURISDICTION; GOVERNING LAW.

Section 17 describes Viator’s internal complaints procedure, and the dispute resolution options for the parties. We explain that Massachusetts law applies to this Agreement, and that you agree that claims against us will be heard in the courts of Boston, Massachusetts.

17.1	Any complaint, claim or dispute arising out of or relating to this Agreement, or the obligation of a party hereunder, will be settled exclusively in accordance with this Section, whether based in contract, tort, statute, fraud, misrepresentation or any other legal theory. The English language version of this Agreement shall govern and all proceedings conducted shall be conducted in English.

17.2	Throughout the Term, Viator shall operate an internal complaints procedure. If Supplier has a complaint in connection with this Agreement, Supplier should notify Viator by e-mail. On receipt of a complaint, Viator will investigate and provide Supplier with a response and decision as soon as reasonably practicable. If Supplier is established in the European Union (an “EU Supplier”) and believes that the dispute is not wholly resolved through Viator’s complaints procedure, then the dispute may be referred at Supplier’s discretion to the Centre for Effective Dispute Resolution (“CEDR”) for mediation. Although mediation is a voluntary process, Supplier and Viator both agree to engage in good faith throughout any mediation attempts, and to do so in accordance with the CEDR Model Mediation Procedure. Unless Supplier and Viator agree otherwise within fourteen (14) days of notice of the dispute, the mediator will be nominated by CEDR. To initiate the mediation, Supplier must give Viator notice in writing, referring the dispute to mediation. A copy of the referral should be sent to CEDR. Any attempt to reach an agreement through mediation on the settlement of a dispute will not affect Supplier’s or Viator’s right to initiate court proceedings at any time before, during or after the mediation process.

17.3	Without prejudice to Section 17.2, this Agreement will be governed by the laws of the Commonwealth of Massachusetts, USA. Supplier hereby consents to the exclusive jurisdiction and venue of courts in Boston, Massachusetts, USA and stipulates to the fairness and convenience of proceedings in such courts for all disputes arising out of or relating to this Agreement. Supplier agrees that all claims it may have against Viator arising from or relating to this Agreement must be heard and resolved in a court of competent subject matter jurisdiction located in Boston, Massachusetts.

Version 4.0	13	CONFIDENTIAL

18.	ANTI-CORRUPTION.

Section 18 sets out our policy and our requirements of you in relation to anti-corruption and anti-bribery.

It is the intent of the parties that no payments or transfers of anything of value shall be made which have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage. Supplier shall comply with all international anti-corruption laws, such as the United States Foreign Corrupt Practices Act and the United Kingdom Bribery Act, and that, with respect to Supplier’s performance of any of its activities under this Agreement:

(a) No portion of any fees paid or payable by Viator to Supplier will be paid to, or accrued directly or indirectly for the benefit of, any person, firm, corporation or other entity other than Supplier.

(b) Supplier has not, and will not at any time, directly or indirectly, pay, offer, authorize or promise to pay, offer, or authorize the payment of, any monies or any other thing of value to: (i) any officer or employee of any government, department, agency or instrumentality thereof; (ii) any other person acting in an official capacity for or on behalf of any government, department, agency or instrumentality thereof; (iii) any political party, political committee, or any official or employee thereof; (iv) any candidate for political office; (v) any other person, firm, corporation or other entity at the suggestion, request or direction of, or for the benefit of, any government officer or employee, political party, political committee, or official or employee thereof, or candidate for political office; or (vi) any other person, firm, corporation or other entity with knowledge that some or all of those monies or other thing of value will be paid over to any officer or employee of any government department, agency or instrumentality, political party, political committee, or officer or employee thereof, or candidate for political office.

(c) At Viator’s request, Supplier shall provide a certification to Viator that Supplier is in compliance with the foregoing.

19.	GENERAL.

Section 19 is a general section covering multiple topics, including but not limited to (a) the parties’ right to assign this Agreement to a third party, and (b) a list of the Sections of this Agreement that will continue to operate even after the Agreement ends.

19.1	Entire Agreement. This Agreement, including Viator’s Supplier Code of Conduct and Privacy Policy, and the Attachments, contains the entire understanding of the parties relating to the subject matter contained in this Agreement and supersedes all prior and contemporaneous agreements, arrangements and understandings between the parties. Any offer by Viator and any acceptance of such an offer by Supplier is limited to the terms in this Agreement only, Viator objects to any additional or different terms, and Viator’s acceptance of any offer is expressly made conditional on assent to the terms of this Agreement.

19.2	Waiver. The waiver or failure to require the performance of any provision herein will not be deemed to constitute a waiver of a later breach of the same or any other provision herein, and no such waiver will be effective unless in writing.

Version 4.0	14	CONFIDENTIAL

19.3	Assignment; Dealings. Viator may assign or otherwise transfer this Agreement in whole or in part. Supplier may not assign or otherwise transfer this Agreement or any of its rights or obligations hereunder, by operation of law or otherwise, without Viator’s prior written consent and, for purposes hereof, a merger or change of control in which Supplier is not the surviving party will be deemed an assignment. Any attempted assignment in violation of the foregoing will be null and void. Subject to the foregoing, this Agreement will bind and inure to the benefit of each party’s successors and permitted assigns. In connection with Viator’s performance of its obligations and exercise of its rights hereunder, Viator may have such obligations performed and such rights exercised on its behalf by the Viator group and any of Viator’s affiliates and their respective agents, contractors, distributors, and service providers.

19.4	Relationship of the Parties. Except as explicitly set forth in this Agreement, this Agreement will not be construed as creating an agency, partnership, joint venture or any other form of association, for tax purposes or otherwise, between the parties; and the parties will at all times be and remain independent contractors. Except as expressly agreed by the parties in writing, and except for the sale of Supplier’s Products by Viator as described herein, neither party will have any right or authority, express or implied, to assume or create any obligation of any kind, or to make any representation or warranty, on behalf of the other party or to bind the other party in any respect whatsoever.

19.5	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remainder of this Agreement will remain in full force and effect and the parties will modify such provision so as to be valid and enforceable if possible in such jurisdiction and conform to the parties’ intent.

19.6	Remedies. Any remedies provided in this Agreement are in addition to, and not exclusive of, any other remedies of a party at law or in equity.

19.7	Survival. Sections 9 (Supplier Conduct), 11 (Confidentiality; Privacy), 12 (Mutual Representations and Warranties; Disclaimer), 13 (Limitation of Liability), 14 (Indemnification), 17 (Dispute Resolution) and this Section 19 (General) shall survive any termination or expiration of this Agreement.

Version 4.0	15	CONFIDENTIAL

Attachment 1

Payment Terms

On a monthly basis, Viator (or its designee) will pay Supplier a “Supplier Remittance” in an amount equal to the sum of the Net Rate for each Product purchased via the Distribution Channels and delivered by Supplier to Customers, less any adjustments, including for cancellations or refunds provided to Customers. Viator will make payment by Electronic Funds Transfer (EFT) within twenty-one (21) business days after the end of the Settlement Period (defined below). In calculating such payment amount, the Net Rate will be based on the lowest applicable rate at the time the Customer booked the Product in accordance with Section 1 of this Agreement. In the event that the Supplier Remittance payable to Supplier is less than fifty United States dollars (US$50) or its equivalent in a given Settlement Period (the “Minimum Remittance Threshold”), Viator reserves the right to withhold payment of the Supplier Remittance until the aggregate Supplier Remittance meets or exceeds the Minimum Remittance Threshold.

Supplier will notify Viator of any billing discrepancies by email within forty-five (45) days after the date on which the Product was provided by Supplier to the Customer or thirty (30) days after receipt of remittance advice, whichever is later. After such period, adjustments for billing discrepancies will be made in Viator’s sole discretion. Without prejudice to the foregoing, no dispute may be raised, and no claim, action or proceedings may be brought, against Viator in respect of any payment-related matter (including but not limited to matters relating to Net Rates and Supplier Remittances after (a) the expiry of one (1) year from the date on which the payment at issue is due (or alleged to be due) by Viator, or (b) where more than one payment is at issue, the expiry of one (1) year from the date on which the first of such payments at issue is due (or alleged to be due) by Viator.

Viator will pay by EFT into the Supplier bank account provided by Supplier. If Supplier fails to provide, maintain or update the bank account details required by Viator (including all relevant tax information), Viator reserves the right to withhold payment until such time as this information has been provided. If Supplier requests payment in a form other than EFT or into an account or in a currency that is not denominated in United States Dollars, Pound Sterling, Euros or Australian Dollars, Viator reserves the right to apply a transaction fee and/or a currency conversion fee for such payment, which such fee or fees will not exceed Viator’s cost. For each payment, Viator will make available to Supplier a remittance advice detailing the transaction ID and other booking information for each Product transaction included in the Supplier Remittance. UNLESS SPECIFICALLY REQUIRED BY THIS ATTACHMENT, SUPPLIER WILL NOT SEND INVOICES TO VIATOR. Any Supplier invoices sent to Viator are hereby rejected, and Viator has no obligation to pay, and no liability with respect to, any Supplier invoices sent to Viator.

“Settlement Period” for a given Supplier is based on the Viator-approved currency in which such Supplier is to be paid. Payment timeframes may be found at http://supplier.viator.com/faq/payment-settlement-periods or such other Uniform Resource Locator (“URL”) as Viator establishes, as such may be updated from time to time.

Version 4.0	16	CONFIDENTIAL

Attachment 2

Operational Procedures & Technology

Product Bookings, Changes & Availability:

All Products will be subject to “Instant Confirmation Booking” unless Viator and Supplier mutually agree that Instant Confirmation Booking is not commercially possible for a specific Product or that a Product is subject to On Request Booking (defined below). For Instant Confirmation Bookings, Supplier authorizes Viator to accept all requests from Customers for the purchase of Supplier’s Products and to send confirmation of Product purchases to Customers. For avoidance of doubt, Supplier will accept all Instant Confirmation Booking requests and may not reject an Instant Confirmation Booking. If an Instant Confirmation Booking request lacks certain Customer Information, Supplier shall follow Viator’s then-current customer contact procedures (defined below) (and to be clear, Supplier will not reject the booking). The parties may mutually agree that a specific Product is subject to “On Request Booking,” in which case Supplier may accept or reject a booking request for the Product before the Customer receives confirmation from Viator. For On Request Bookings, Supplier agrees to accept or reject the booking request as quickly as possible and in no event later than forty-eight (48) hours after the On Request Booking is made. If Supplier accepts the request, the Product will be deemed purchased and confirmed.

Supplier will manage Product bookings, including without limitation accepting, rejecting and confirming Product bookings, using the interface made available by Viator. Supplier will keep Product availability current at all times.

All bookings not rejected by Supplier or Supplier’s technology provider through an interface made available by Viator will be deemed accepted by Supplier. If a Customer is able to book a particular Product because Supplier appears to have availability for such Product through the Viator interface, Supplier will accept such booking. If booking through the Viator interface becomes disabled, regardless of fault and with or without notice, Supplier agrees to immediately revert to managing booking confirmations either through emailed booking confirmations sent from Viator or through other technology made available by Viator.

Supplier will notify Viator of any changes (e.g., changes to itineraries or timings), cancellations (e.g., tour cancellations, sold-out dates) and any other updates with respect to Products at least six (6) months in advance. If such advance notice is not possible, Supplier will notify Viator immediately upon becoming aware of such changes, cancellations or updates. If Supplier does not notify Viator in advance of such changes, cancellations and updates and Viator refunds Customers for the applicable Products as a result of the changes, cancellations or updates, Supplier agrees to compensate Viator for all amounts forfeited by Viator and pay reasonable amounts for Viator’s efforts.

Cancellation and No-Show Policy: For each Product, Supplier will adhere to Viator’s cancellation policy as set forth on the Viator website at the time of Product booking. Notwithstanding the foregoing, in any event, Supplier will not impose a more restrictive cancellation policy on Customers booking via the Distribution Channels than the cancellation policies Supplier imposes on customers booking directly with Supplier or through any third party (including, without limitation, through coupons, deal-of-the-day or flash sale websites, or any other distribution channel) (the “Supplier No Show Policy”). Unless cancelled by Viator, all Products booked by Customers through the Distribution Channels will remain available to the Customers in accordance with the Supplier No Show Policy. Supplier will use commercially reasonable efforts to accommodate Customers arriving after any no-show cut-off time.

Version 4.0	17	CONFIDENTIAL

Supplier Interaction with Viator: Supplier’s use of the Distribution Channels and any associated tools, interfaces, application programming interfaces, extranets, computer software and any other Viator technology (collectively, the “Viator Technology”) is subject to and conditioned on Supplier’s compliance with the terms and conditions of this Agreement, including without limitation this Attachment. Supplier or its third-party service providers shall access and use the Viator Technology in accordance with the applicable documentation for such Viator Technology and any written instructions received from Viator. Viator may suspend Supplier’s and/or its third-party service providers’ access to and use of Viator Technology at any time if Viator believes that Supplier and/or its third-party service providers are in breach of this Agreement (including without limitation Supplier’s representations and warranties). Supplier shall be responsible for the compliance of its third-party providers with the terms and conditions of this Agreement and shall be liable for any breach of this Agreement by such third-party providers. Supplier acknowledges and agrees that Viator owns all right, title and interest in and to the Viator Technology and reserves all rights not granted herein. Supplier shall not, and shall not permit any third party to, (a) copy, modify, adapt, transfer, distribute, resell, rent, lease, sublicense or loan the Viator Technology or create or prepare derivative works based upon the Viator Technology or any part thereof, (b) use the Viator Technology for any purpose other than as expressly permitted under this Agreement, (c) use the Viator Technology in contravention to any applicable laws or government regulations, or (d) attempt to decompile, disassemble or otherwise reverse engineer the Viator Technology.

Supplier (and not Viator) is responsible for obtaining, maintaining and configuring all telecommunications, broadband, computer and other hardware, equipment, software and services needed to access and use the Viator Technology, and paying all charges related thereto. If Supplier intends to engage a third-party service provider to obtain, maintain and/or configure Supplier’s access to the Viator Technology, Supplier will notify Viator in advance, and Supplier assumes responsibility for actions taken by such third party and such third party’s compliance with this Attachment.

Supplier Interactions with Customers: If Supplier needs to contact a Customer, Supplier shall use only the interface made available by Viator, unless agreed to otherwise by Viator, and any such use shall only be in furtherance of the sale of a Product through the Distribution Channels.

Customer Redemption: If Supplier requires a voucher or confirmation of purchase, Supplier will accept an electronic voucher for each Product sold through the Distribution Channels. If Supplier cannot accept electronic vouchers for a certain Product, Supplier must request approval from Viator and Viator may in its sole and absolute discretion waive the electronic voucher requirement, which waiver may be provided by Viator by e-mail.

Additional Restrictions: Supplier is not authorized to systematically analyze, scrape or otherwise extract information or data (including without limitation guest reviews) from the Distribution Channels, or any other websites of Viator or the TripAdvisor/Viator group of companies, or any Viator affiliate. Supplier is not authorized to publicly display on Supplier’s websites any of the content, text, images, materials, videos or other materials displayed on the Distribution Channels or any other websites of Viator or the TripAdvisor/Viator group of companies or any Viator affiliate (other than the Supplier Content).

Version 4.0	18	CONFIDENTIAL

Supplier Technology Partners:

If Supplier uses a third party (“Technology Partner”) to provide a technology platform to manage reservations and accept bookings for Supplier’s Products (a “Platform”), Supplier will procure that the Technology Partner:

(1) provides Viatorwith all necessary access to and rights to use the Technology Partner’s application program interface for the Platform to enable Viator to provide the services described in this Agreement;

(2) does not charge Viator or the Supplier any fees beyond the lowest standard fee the Technology Partner charges for a booking made on the Platform and not through Viator;

(3) maintains the obligations of confidence and non-disclosure in relation to Viator’s Confidential Information as if Technology Partner were the receiving party of Confidential Information under Section 11 of this Agreement;

(4) does not use any of Viator’s Confidential Information, including, without limitation any information transmitted between Viator and Supplier via the Platform (“Viator Data”), for any competitive purpose, to perform data analytics or for any purpose other than to enable Viatorto provide the services described in this Agreement; and

(5) has, and shall maintain throughout the term of this Agreement, safeguards against the destruction, loss, alteration, unauthorized access or disclosure of any ViatorData in its possession, consistent with best practices in the industry and as rigorous as the protections the Technology Partner affords its own proprietary data.

Version 4.0	19	CONFIDENTIAL

Attachment 3

Insurance

If required by Viator, Supplier will procure and maintain a current Public (Product) liability insurance (PLI) and errors and omissions insurance with coverage limits consistent with industry standards and as may be required by applicable laws, rules, and regulations. Such insurance will be provided through an insurer acceptable to Viator with an A.M. Best (or its equivalent) financial strength rating of A-VII or higher, and will include, without limitation, completed operations, blanket contractual liability, and personal injury and advertising liability. On Viator’s request (which may be made by e-mail), Supplier will add Viator as an additional insured to such insurance policies and will provide a certificate of insurance evidencing all of the coverage described in this Section and that Viator has been added as an additional insured. Such insurance carried by Supplier will be primary to any insurance carried by Viator.

Notwithstanding the foregoing, Viator reserves the right to require specific additional coverage or increased coverage, or to waive the foregoing insurance requirements, based on Supplier’s Product offerings, and Supplier will maintain its insurance at such levels upon Viator’s request (which may be made by e-mail). Viator does not represent that the coverage it may require will be adequate to protect Supplier and such coverage and limits will not be deemed to be a limitation on Supplier’s liability to Viator, if any, arising under this Agreement.

If Supplier fails to comply with the foregoing requirements, and fails to cure such failure within fifteen (15) days from receipt of Viator’s written notice, Viator may elect to either (x) notify Supplier of a Deactivation or (y) terminate this Agreement.

Version 4.0	20	CONFIDENTIAL